        Exhibit 10.10
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE AGREEMENT
This AMENDED AND RESTATED CHANGE OF CONTROL SEVERANCE AGREEMENT (“Agreement”), is made as of the 5TH day of May, 2023, and will be effective as of the effective date of Invacare Corporation’s Chapter 11 Plan (the “Effective Date”), by and among INVACARE HOLDINGS CORPORATION, a Delaware corporation (“New Holdings”), INVACARE CORPORATION, an Ohio corporation (“IVC” and, together with New Holdings, “Invacare”), and ANTHONY C. LAPLACA (the “Executive”).
WHEREAS, the Executive and IVC entered into that certain Change of Control Severance Agreement, dated as of December 31, 2008 (the “Prior Agreement”) in recognition of the importance of the Executive’s services to the continuity of management of IVC and based upon its determination that it will be in the best interests of IVC to encourage the Executive’s continued attention and dedication to the Executive’s duties in the potentially disruptive circumstances of a Change of Control of IVC;
WHEREAS, New Holdings, IVC, and the Executive desire to amend and restate the terms of the Prior Agreement in connection with IVC’s Chapter 11 Plan and the related corporate reorganization, which will result in New Holdings becoming the employer of the Executive and the new parent entity of IVC; and
WHEREAS, by executing this Agreement, New Holdings, IVC, and the Executive agree that this Agreement shall become effective as of the Effective Date and shall supersede the Prior Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:
1.Retention Bonus for the Executive to Remain Employed by Invacare through the Second Anniversary of the Effective Date. If either (a) the Executive continues to be employed by Invacare or its Affiliates on the second anniversary of the Effective Date or (b) the Executive’s employment with Invacare or its Affiliates is terminated by Invacare or its Affiliates for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason, within two years after the Effective Date, then Invacare or its Affiliates shall pay to the Executive, within 30 days after the earlier of such events, the sum of (i) the Executive’s Annual Base Salary plus (ii) the Executive’s Target Bonus (the “Retention Bonus”).
2.Severance Benefits if Employment is Terminated in Certain Circumstances Within Two Years of a Change of Control or the Effective Date. If, within two years following the occurrence of a Change of Control or the Effective Date, as applicable, the Executive’s employment with Invacare or its Affiliates is terminated by Invacare or its Affiliates for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason (each, a “Qualifying Termination”), then the provisions of this Section 2 shall become applicable in all respects and Invacare or its Affiliates shall pay to the Executive, in addition to the Retention Bonus paid or payable pursuant to Section 1 above, the amounts specified in Sections 2.1, 2.2, 2.3, and 2.4 on the dates indicated therein, shall provide to the Executive the benefits specified in Section 2.5 for the periods specified therein, and shall cause certain rights of the Executive (or the Executive’s Beneficiary (or Beneficiaries), as applicable) to vest as provided in Sections 2.6 and 2.7:
2.1Severance Benefit. Invacare or its Affiliates shall pay to the Executive, on or before the 60th day after the Termination Date, a lump sum severance benefit in an amount equal to the sum of (a) the Executive’s Annual Base Salary plus (b) the

Executive’s Target Bonus; provided that, if Invacare Corporation’s emergence from the Chapter 11 Plan does not constitute a “change in control event” within the meaning of Code Section 409A, then any portion of the amount payable under this Section 2.1 that constitutes “nonqualified deferred compensation” under Code Section 409A will be paid in equal installments over the 12-month period following the Termination Date, in accordance with the normal payroll practices of the Company, subject to Section 2.8.
2.2Invacare Retirement Savings Plan. Invacare shall pay to the Executive, within 60 days after the Termination Date, a lump sum amount equal to two times the highest amount of total contributions (including both matching contributions and other employer contributions) made by Invacare or its Affiliates to the Invacare Retirement Savings Plan (or related successor plan or plans) with respect to the Executive for any single plan year ending on or after the date that is two years before the date of the Change of Control or the Effective Date, as applicable.
2.3Deferred Compensation Plus Plan. Invacare or its Affiliates shall pay to the Executive, within 60 days after the Termination Date, a lump sum amount equal to two times the highest amount of the employer contributions (including both matching contributions and other employer contributions) credited to the Invacare Deferred Compensation Plus Plan (or related successor plan or plans) for the benefit of the Executive for any single plan year ending on or after the date that is three years before the date of the Change of Control or the Effective Date, as applicable.
2.4SERP. Invacare shall pay to the Executive, within 60 days after the Termination Date, a lump sum amount equal to the sum of the contributions and credited interest that were scheduled to be added to the Executive’s account under the Invacare Cash Balance Supplemental Executive Retirement Plan (or related successor plan or plans), during the two year period immediately following the Termination Date (including prorated amounts, as applicable), if the Executive had continued in the employ of Invacare or its Affiliates through the second anniversary of the Termination Date, all as reflected on the attachment to the participation agreement executed by the Executive in connection with such plan or as Invacare or its Affiliates has otherwise memorialized as to the Executive’s benefits upon the date of the Change of Control or the Effective Date, as applicable.
2.5Insurance Benefits. Invacare or its Affiliates shall provide to the Executive, from the Termination Date through the second anniversary of the Termination Date, continuing coverage under health, life, and disability insurance programs at least equal in all respects to the highest level of such coverage provided by Invacare or its Affiliates to the Executive at any time during the period beginning one year before the Change of Control or the Effective Date, as applicable, and ending on the Termination Date.
2.6Equity Awards.
(a)Invacare Remains the Surviving Entity or the Post-CIC Entity Assumes Equity Awards. If, upon the occurrence of a Change of Control or on or following the Effective Date, as applicable, Invacare is the surviving entity or all outstanding equity awards held by the Executive are Assumed by the Post-CIC Entity, and if the Executive’s employment is terminated by Invacare or its Affiliates or the Post-CIC Entity for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason within two years following the occurrence of the Change of Control or the Effective Date, as applicable, then in respect of all options to purchase shares of common stock of

Invacare or its Affiliates, all shares of restricted stock, all restricted stock units and all performance shares or other equity or equity-based awards that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by Invacare or its Affiliates (or any corresponding replacement awards granted by a Post-CIC Entity) and which remain outstanding as of the Termination Date, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, and subject to Section 2.9, Invacare or its Affiliates shall:
(i)with respect to all options, cause such options:
(A)to become exercisable in full as of the Termination Date;
(B)to continue to be exercisable until the earlier of (1) the expiration date of the option or (2) the second anniversary of the Termination Date; provided that, if the award agreement underlying such option provides for a longer period of exercisability following the Termination Date, then this clause (2) shall be the end of such longer period; and
(C)to be exercisable (and/or to be eligible to satisfy any tax withholding requirements in connection with the exercise of the options) using shares of common stock of Invacare or its Affiliates previously owned by the Executive and/or shares subject to the options being exercised as consideration in lieu of a cash payment or other arrangement, but only to the extent that any such mechanism for the exercise of the option (and/or withholding tax payments) is permissible under the governing terms of the corresponding incentive plan and would not result in Invacare or its Affiliates being required to take an additional charge in respect of such exercise in determining and reporting its net income for financial accounting purposes; and
(ii)with respect to any awards of restricted stock or restricted stock units or other equity or equity-based awards that are not subject to the attainment of performance goals, cause such awards:
(A)to become vested in full as of the Termination Date; and
(B)to be eligible to satisfy any tax withholding requirements in connection with such vesting of such awards by using shares of Invacare common stock previously owned by the Executive and/or shares of Invacare common stock that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that such mechanism for withholding is permissible under the governing terms of the corresponding incentive plan and any such withholding tax payments would not result in Invacare or its Affiliates being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.
(iii)with respect to any awards of restricted stock, restricted stock units, performance shares, or other equity or equity-based awards that are subject to the attainment of performance goals, cause such awards:
(A)to be earned or vest in accordance with their terms as if all of the performance goals applicable to such awards had been achieved at their target levels as of the Termination Date; and
(B)to be eligible to satisfy any tax withholding requirements in connection with such vesting of such awards by using shares of Invacare common stock previously owned by the Executive and/or shares of Invacare common stock that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that such mechanism for withholding is permissible under the governing terms of the corresponding incentive plan and any such withholding tax payments would not result in Invacare or its Affiliates being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.
(b)Post-CIC Entity Does Not Assume Equity Awards. If, upon the occurrence of a Change of Control, the Post-CIC Entity does not Assume all options to purchase shares of common stock of Invacare or its Affiliates, all shares of restricted stock, all restricted stock units or all performance shares or other equity or equity-based awards that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by Invacare or its Affiliates and which remain outstanding as of the date of the Change of Control, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, then:
(i)any such options, shares of restricted stock, restricted stock units or performance shares or other equity or equity-based awards not Assumed by the Post-CIC Entity shall become fully vested and exercisable and any restrictions that apply to such awards shall lapse;
(ii)any awards of restricted stock, restricted stock units or performance shares or other equity or equity-based awards that are subject to the attainment of performance goals and not Assumed by the Post-CIC Entity shall immediately vest and become immediately payable in accordance with their terms, subject to the last paragraph of this Section 2.6, as if all of the performance goals applicable to such awards had been achieved at the target levels as of the date of the Change of Control;
(iii)for each stock option not Assumed by the Post-CIC Entity, the Executive shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Invacare’s common stock in the Change of Control transaction and the exercise price of the applicable stock option, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Invacare’s common stock. Any stock option with an exercise price that is higher than the per share consideration received by holders of Invacare’s common stock in connection with the Change of Control shall be cancelled for no additional consideration;
(iv)with respect to any awards of restricted stock or restricted stock units or other equity or equity-based awards that are not Assumed by the Post-CIC Entity and are not subject to the attainment of performance goals, the Executive shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that the Executive would have received in the Change of Control transaction had the Executive been, immediately prior to such transaction, a holder of the number of shares of Invacare’s common stock equal to the number of shares of restricted stock or number of restricted stock units or other equity or equity-based awards held by the Executive; and
(v)subject to the last paragraph of this Section 2.6, the payments contemplated by Section 2.6(b)(iii) and Section 2.6(b)(iv) shall be made at the same time as consideration is paid to the holders of Invacare’s common stock in connection with the Change of Control.
Notwithstanding anything to the contrary in this Agreement, if the payment or benefit of any award constitutes “nonqualified deferred compensation” under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery with respect to such award shall be made on the date of payment or delivery originally provided for such payment or benefit.
2.7Death of the Executive. In the event of the Executive’s death at any time after the Termination Date through the second anniversary of the Termination Date, then, assuming the Executive was, as of such time, entitled to receive payments and/or benefits pursuant to Section 1 and/or Section 2 of this Agreement:
(a)the amounts described in Sections 1, 2.1, 2.2, 2.3, and 2.4, to the extent not paid to the Executive, shall be paid to the Beneficiary as soon as practicable following the Executive’s death;
(b)any person who would have been entitled to coverage as the Executive’s dependent (or otherwise because of the Executive’s coverage) under any health insurance program maintained by Invacare (as described in Section 2.5) shall continue to be provided with such coverage as though the Executive had survived through the second anniversary of the Termination Date;
(c)such persons as may be entitled thereto shall receive such benefits as may be provided under any Employee Benefit Plans in accordance with the terms of such Employee Benefit Plans;
(d)such persons as may be entitled thereto shall receive such benefits as may be provided under any other agreement the Executive may have with Invacare or an Affiliate including, without limitation, any agreement relating to options to purchase Invacare stock.
2.8Later Time for Payment on Account of Termination. Notwithstanding the preceding provisions of Sections 1 and 2, solely to the extent required to comply with applicable provisions of Code Section 409A with respect to any amounts or benefits not exempt from Code Section 409A, payments made pursuant to Sections 1, 2.1, 2.2, 2.3, 2.4 and 2.5 on account of the Executive’s termination of employment shall: (a) not commence until the date that is six months and a day following the Termination Date; and (b) upon commencement, include along with the initial payment an amount sufficient to reimburse the Executive for reasonable lost interest at a rate of Prime Plus One per annum, compounded annually, incurred during the period commencing on the date which is 60 days after the Termination Date through the date of payment by Invacare or its Affiliates. In the event that Invacare, in the exercise of its reasonable discretion, determines that a delay in payments under this Section 2.8 is required to comply with Code Section 409A, Invacare shall, within two business days after the Termination Date, deposit the entire amount due and to become due under Sections 1 and 2, in the trust established by Invacare with Wells Fargo Bank, National Association, successor in interest to Wachovia Bank of North Carolina, N.A., pursuant to a Benefit Security Trust Agreement dated August 21, 1996, as such agreement may be amended from time to time in accordance with its terms. Payments to the Executive from such trust shall thereafter be made in accordance with this Section 2.8; provided, however, that Invacare shall remain fully obligated to the Executive for the full and complete satisfaction of its liabilities and obligations under this Agreement.
2.9Release Requirement. Notwithstanding any provision herein to the contrary, as a condition to the Executive’s receipt of any post-termination benefits pursuant to this Agreement, (a) the Executive shall execute a release of all claims in favor of Invacare in the form attached hereto as Exhibit B (the “Release”) within the 60-day period following the Termination Date and (b) any applicable revocation period has expired during such 60 day period without the Executive’s revocation of the Release. In the event the Executive does not sign, or signs and revokes the Release, within the 60-day period following the Termination Date, the Executive shall not be entitled to the aforesaid payments and benefits.
3.Best Pay Provision. If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives in connection with the termination of the Executive’s employment with Invacare or its Affiliates (a “Payment”), would, after taking into account any shareholder approval satisfying Section 280G of the Code of any such payment or benefit, or of any other payment or benefit with respect to the Executive (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before equity payments) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 3, including whether and to what extent the Payments shall be reduced and the assumptions to be used in arriving at such determination, shall be made by the Accounting Firm in good faith. The Accounting Firm shall provide detailed supporting calculations both to the Executive and Invacare at such time as is requested by Invacare. All fees and expenses of the Accounting Firm shall be borne solely by Invacare. Any determination by the Accounting Firm shall be binding upon the Executive and Invacare. For purposes of making the calculations required by this Section 3, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
4.Other Benefits.
4.1Reimbursement of Certain Expenses. Invacare or its Affiliates shall pay, as incurred (in no event later than the end of the Executive’s taxable year following the year in which such expenses were incurred), all expenses incurred by the Executive at any time during the longer of 20 years or the Executive’s lifetime, including the reasonable fees of counsel engaged by the Executive, in respect of enforcing the Executive’s rights hereunder and/or defending any action brought to have this Agreement, or any provision hereof, declared invalid or unenforceable.
4.2Sick Leave Pay for Executive. If, after the Effective Date, and prior to the Termination Date, (a) Invacare or the Post-CIC Entity does not maintain a disability plan covering the Executive that is no less favorable than the disability plan sponsored by Invacare or its Affiliates immediately prior to the Change of Control or the Effective Date, as applicable, and (b) the Executive is unable to perform services for Invacare or its Affiliates for any period by reason of accidental bodily injury or sickness, then Invacare or its Affiliates will pay and provide to the Executive, as sick leave pay, all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Invacare through the earliest of the following dates (the “Sick Leave Period”): (i) the first date on which the Executive is again capable of performing ongoing services for Invacare or its Affiliates consistent with past practice, (ii) the date on which the Executive’s employment is terminated by Invacare or its Affiliates by reason of Disability or otherwise, (iii) the date on which Invacare or its Affiliates has paid and provided 29 months of compensation and benefits to the Executive during the period of the Executive’s incapacity, or (iv) the date of the Executive’s death. Notwithstanding the foregoing, the Sick Leave Period may not be greater than six months unless the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such injury or sickness renders the Executive unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment. The foregoing sick leave pay is intended to compensate the Executive for compensation and benefits that the Executive otherwise would have earned during the Sick Leave Period and shall not reduce or otherwise have any effect on the Executive’s rights to receive any other compensation, benefits or other Payments hereunder for any other reason, including as may be owed arising out of the cessation of the Executive’s employment.

5.No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Invacare’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which Invacare or its Affiliates may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive’s employment.
6.Taxes; Withholding of Taxes. Without limiting the right of Invacare or its Affiliates to withhold taxes pursuant to this Section 6, the Executive shall be responsible (after taking into account all payments to be made by Invacare or its Affiliates to or on behalf of the Executive under Sections 1 or 2 hereof,) for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Sections 1 or 2 of this Agreement. Invacare may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Invacare or its Affiliates shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Invacare or its Affiliates may withhold from any amount payable under this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any benefit provided to or in respect of the Executive by Invacare under Section 2 of this Agreement.
7.Term of this Agreement. Subject to Section 7.2 below, this Agreement shall be effective as of the Effective Date and shall thereafter apply to any Change of Control occurring on or before the first anniversary of the Effective Date or during any succeeding applicable term, and on the first anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Date”), the term of this Agreement, if not previously terminated, shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.
7.1Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate on the first date occurring before a Change of Control that occurs following the Effective Date on which the Executive is no longer employed by Invacare or its Affiliates, except that, for purposes of this Agreement, any involuntary termination of employment of the Executive or any termination by the Executive for Good Reason that is effected within six months before a Change of Control and primarily in contemplation of a Change of Control that actually occurs after the Termination Date shall be deemed to be a termination of the Executive’s employment as of the date immediately after that Change of Control, and in such case, the Change of Control shall constitute the Termination Date and the date as of which the Executive’s right to payment hereunder shall become vested and this Agreement shall not be deemed to be terminated for such purpose. For purposes of this Section 7.1, the transaction or event constituting the Change of Control must also constitute a “change in control event” within the meaning of Code Section 409A to give rise to any payment, to the extent required by Code Section 409A.
7.2No Termination of Agreement During Two Year Period Beginning on Effective Date or Date of a Change of Control. This Agreement may not be terminated after a Change of Control or within two years following the Effective Date. However, if the Executive’s employment with Invacare or its Affiliates continues for more than two years following the occurrence of a Change of Control or the Effective Date, then, for all purposes of this Agreement, the particular Change of Control shall thereafter be treated for purposes of this Agreement as if it never occurred; provided, however, that the foregoing shall not deprive the Executive of any rights, benefits or payments (or allow Invacare or an Affiliate to avoid any obligations) that were or became vested under this or any other agreement, plan or arrangement.
8.Code Section 409A.
8.1This Agreement is intended to meet the requirements for exemption from (or to the extent not exempt, compliance with) Code Section 409A (including without limitation, the exemptions for short-term deferrals and separation pay arrangements), and this Agreement shall be so construed and administered. Notwithstanding anything in this Agreement to the contrary, at any time prior to a Change of Control, Invacare and the Executive may amend this Agreement, retroactively or prospectively, while maintaining the spirit of this Agreement and after consultation with the Executive, to secure exemption from (or, to the extent not exempt, to ensure compliance with), the requirements of Code Section 409A and to avoid adverse tax consequences to the Executive thereunder. Furthermore, at any time prior to a Change of Control, the Executive agrees to execute such further instruments and take such further action as may be necessary to comply with Code Section 409A or to avoid adverse tax consequences to the Executive thereunder.
8.2For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Invacare.
8.3Any reimbursement paid to the Executive by Invacare, either pursuant to this Agreement or under any reimbursement arrangement or policy of Invacare shall be made within 90 days following the Executive’s submitting evidence of the incurrence of expenses, and in all events prior to the last day of the calendar year following the calendar year in which the Executive incurred the expense. In no event will the amount of expenses so reimbursed by Invacare in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
9.Miscellaneous.
9.1Successor to Invacare. In the event that:
(a)Invacare transfers all or substantially all of its assets to another corporation or entity; or
(b)(i) Invacare consolidates with or merges with or into any other corporation or entity and (ii) either (x) Invacare is not the surviving corporation or entity of such consolidation or merger or (y) Invacare is the surviving corporation or entity of such consolidation or merger but the shareholders of Invacare immediately prior to the consummation of such merger or consolidation do not own securities representing a majority of the outstanding voting power of such surviving corporation or entity or its parent after the consummation of the consolidation or merger, then, in any of such events, the entity surviving such consolidation or merger and each Affiliate thereof having an individual net worth of $5 million or more shall assume joint and several liability for this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption, the successor corporation or entity and each Affiliate thereof having an individual net worth of $5 million or more shall become obligated to perform the obligations of Invacare under this Agreement and the term “Invacare” as used in this Agreement shall be deemed to refer to such successor entity and such Affiliates jointly and severally. Any failure of Invacare to obtain the written agreement of such successor or surviving entity (including a parent successor entity) and the required Affiliates to assume this Agreement before the effectiveness of any such succession shall be deemed to be a material breach of this Agreement.
9.2Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by email transmission with receipt confirmed (to the Chief Executive Officer of Invacare in the case of notices to Invacare and to the Executive in the case of notices to the Executive) or three business days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Invacare:
Invacare Corporation
One Invacare Way
Elyria, OH 44035
Attention: Chief Executive Officer
Email: gpurtill@invacare.com
If to the Executive:
Anthony C. LaPlaca
[REDACTED]
Email: anthony.c.laplaca@gmail.com
or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
9.3Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Invacare or the Executive to have the Executive continue as an officer of Invacare or an Affiliate of Invacare or to remain in the employment of Invacare or an Affiliate of Invacare.
9.4Administration. Invacare shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Invacare.
9.5Source of Payments. Any payment specified in this Agreement to be made by Invacare may be made directly by Invacare solely from its general assets, and the Executive shall have the rights of an unsecured general creditor of Invacare with respect thereto. In the event that Invacare establishes a rabbi trust and/or purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Executive’s Beneficiary shall have any rights whatsoever in the assets of such rabbi trust or such policy or the proceeds therefrom.

9.6Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
9.7Modification; Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Invacare. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
9.8Entire Agreement; Supercession. Except as otherwise specifically provided herein, this Agreement, including its attachments, contains the entire agreement between the parties concerning the subject matter hereof and incorporates and supersedes any and all prior discussions or agreements, written or oral, the parties may have had with respect to such subject matter, including without limitation the Prior Agreement, which is hereby amended and restated in its entirety effective as of the Effective Date; provided, however, that except as expressly provided otherwise herein, nothing in this Agreement shall affect any rights the Executive or anyone claiming through the Executive may have in respect of either (a) any Employee Benefit Plan which provides benefits to or in respect of the Executive or (b) any other agreements the Executive may have with Invacare or an Affiliate of Invacare, including without limitation any employment or severance protection agreements the Executive may have with Invacare or an Affiliate of Invacare.
9.9Post-Mortem Payments; Designation of Beneficiary. As indicated in Section 2.7, in the event that, following the termination of the Executive’s employment with Invacare or its Affiliates, the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, such payments shall be made to the Executive’s Beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Secretary or the Chief Human Resources Officer of Invacare a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A; provided, that if the Executive has already filed a similar beneficiary form with Invacare, then such form shall remain in effect for purposes of this Agreement until the Executive files an amended form. The Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary or the Chief Human Resources Officer of Invacare. In the event the Executive fails to designate a beneficiary, following the death of the Executive, all payments of the amounts specified by this Agreement which would have been paid to the Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to the Executive’s spouse, if any, if such spouse survives the Executive or, if there is no spouse or such spouse does not survive the Executive, to the Executive’s estate.
9.10Service with Affiliates. Any services the Executive performs for an Affiliate of Invacare shall be deemed performed for Invacare. Any transfer of the Executive’s employment from Invacare to an Affiliate of Invacare, or from an Affiliate of Invacare to Invacare, or from an Affiliate of Invacare to another Affiliate of Invacare shall be deemed not to constitute a termination of the Executive’s employment with Invacare.

9.11Time Periods. Any action required to be taken under this Agreement within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day. If the day for taking any action under this Agreement falls on a weekend or a holiday, such action may be taken on the next business day. Notwithstanding the foregoing, no such extension shall permit an action to be taken at a time that would cause an exempt payment to become subject to Code Section 409A or to cause a payment that would otherwise be compliant with Code Section 409A to cease to be so compliant.
9.12Incorporation by Reference. The incorporation herein of any terms by reference to another document shall not be affected by the termination of any agreement set forth in such other document or the invalidity of any provisions thereof.
9.13Binding Effect; Construction of Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, successors, heirs, and designees (including, without limitation, the Beneficiary). Upon the Executive’s death, for purposes of this Agreement, the term “Executive” shall be deemed to include, as applicable, any person (including, without limitation, the Beneficiary) who is entitled to benefits under this Agreement following the Executive’s death.
9.14Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.
9.15Representations and Warranties of Invacare. Invacare represents and warrants to the Executive that (a) Invacare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) Invacare has the power and authority to enter into and carry out this Agreement, and there exists no contractual or other restriction upon its so doing; (c) Invacare has taken such corporate action as is necessary or appropriate to enable it to enter into and perform its obligations under this Agreement; and (d) this Agreement constitutes the legal, valid and binding obligation of Invacare, enforceable against Invacare in accordance with its terms.
9.16Gender. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.
10.Definitions.
10.1Accounting Firm. The term “Accounting Firm” means the independent auditors of Invacare for the fiscal year preceding the Effective Date or year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Invacare shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Invacare or any of its Affiliates.

10.2Affiliate. The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by, or is under common control with such person or entity within the meaning of Sections 414(b) or (c) of the Code.
10.3Annual Base Salary. “Annual Base Salary” means the highest annual rate of base salary payable by Invacare or its Affiliates to the Executive at any time between the Effective Date and the Termination Date.
10.4Assumed. For purposes of this Agreement, a stock option, share of restricted stock, restricted stock unit, performance share or other equity or equity-based awards shall be considered “Assumed” if all of the following conditions are met:
(a)stock options are converted into replacement awards in a manner that complies with Code Section 409A;
(b)awards of restricted stock, restricted stock units and other equity or equity-based awards that are not subject to performance goals are converted into replacement awards covering a number of shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of common shares underlying such awards would be treated in the Change of Control transaction; provided that, to the extent that any portion of the consideration received by holders of Invacare’s common stock in the Change of Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change of Control;
(c)awards of restricted stock, restricted stock units, performance shares and other equity or equity-based awards that are subject to performance goals are converted into replacement awards that preserve the value of such awards at the time of the Change of Control;
(d)the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Executive than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Executive than, the terms of the underlying awards; and
(e)the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.
10.5Beneficiary. “Beneficiary” means the person designated by the Executive as the Executive’s beneficiary pursuant to Section 9.9 or such other person as determined pursuant to Section 9.9 hereof.
10.6Cause. The employment of the Executive by Invacare shall have been terminated for “Cause” if, after a Change of Control and prior to the termination of employment, any of the following has occurred:
(a)the Executive shall have been convicted of a felony,

(b)the Executive commits an act or series of acts of dishonesty in the course of the Executive’s employment which are materially inimical to the best interests of Invacare and which constitutes the commission of a felony, all as determined by the vote of three-fourths of all of the members of the Board of Directors of Invacare (other than the Executive, if the Executive is a Director of Invacare), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,
(c)any federal or state regulatory agency with jurisdiction over Invacare has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring the Executive from continuing the Executive’s service as an officer or director of Invacare, or
(d)the Executive’s breach of any Technical Information Agreement & Non-Competition Agreement entered into by the Executive or any material breach of any material policy of the Company or Affiliate.
10.7Change of Control. A “Change of Control” shall be deemed to have occurred at the first time on which, after the Effective Date:
(a)There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (i) Invacare or any of its subsidiaries, (ii) any employee benefit plan or employee stock ownership plan or related trust of Invacare or any of its subsidiaries, or (iii) any person or entity organized, appointed or established by Invacare or any of its subsidiaries for or pursuant to the terms of any such plan or trust, of such number of shares of Invacare as entitles that person to exercise 30% or more of the voting power of Invacare in the election of Directors; or
(b)During any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the Directors of Invacare cease for any reason to constitute at least a majority of the Directors of Invacare unless the election of each new Director of Invacare (over such period) was approved or recommended by the vote of at least two-thirds of the Directors of Invacare then still in office who were Directors of Invacare at the beginning of the period; or
(c)There is a merger or consolidation involving Invacare and any other entity, or an acquisition in one transaction or series of related transactions (other than directly from Invacare) by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) of any voting power of Invacare and, as a result of which, the holders of shares of Invacare prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise in the aggregate less than 50% of the voting power of the surviving or acquiring corporation or other entity in the election of Directors; or
(d)There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Invacare, but only if the transferee of the assets in such transaction is not a subsidiary of Invacare; or
(e)The shareholders of Invacare approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of Invacare in such liquidation or dissolution is not a subsidiary of Invacare.
If an event described in any of Clauses (a), (b), (c), (d), and (e) occurs, a Change of Control shall be deemed to have occurred for all purposes of this Agreement and, except as provided in the last sentence of Section 7.2, that Change of Control shall be irrevocable. If a Change of Control would give rise to a payment under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” within the meaning of Code Section 409A to give rise to the payment, to the extent required by Code Section 409A.
10.8Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
10.9Code Section 409A. “Code Section 409A” means Section 409A of the Code.
10.10Demotion or Removal. The Executive shall be deemed to have been subjected to “Demotion or Removal” if, during the two year period commencing on the date of a Change of Control, other than by Voluntary Resignation or with the Executive’s written consent, the Executive ceases to hold the highest position held by the Executive at any time during the two-year period ending on the date of the Change of Control with all of the duties, authority, and responsibilities of that office as in effect at any time during the two-year period ending on the date of the Change of Control.
10.11Disability. For purposes of this Agreement, the Executive’s employment will have been terminated by Invacare by reason of “Disability” of the Executive only if (a) as a result of accidental bodily injury or sickness, the Executive has been unable to perform the Executive’s normal duties for Invacare for a period of 180 consecutive days, and (b) the Executive begins to receive payments under the executive long term disability plan or its successor plan(s) sponsored by Invacare not later than 30 days after the Termination Date.
10.12Employee Benefit Plan. “Employee Benefit Plan” means any plan or arrangement defined as such in 29 U.S.C. §1002 which provides benefits to the employees of Invacare or its Affiliates.
10.13Good Reason. The Executive shall have “Good Reason” to terminate the Executive’s employment under this Agreement if, at any time after a Change of Control has occurred and before the second anniversary of that Change of Control or after the Effective Date and before the second anniversary of the Effective Date, as applicable, one or more of the events listed in (a) through (f) of this Section 10.13 occurs and, based on that event, the Executive gives notice of such event (and of the Executive’s intention to terminate the Executive’s employment if Invacare does not cure such condition(s)) on a date that is both (i) within 60 days of the occurrence of that event and (ii) not later than the second anniversary of that Change of Control, and Invacare does not cure the condition(s) constituting the event within 30 days after such notice:

(a)The Executive is subjected to a Demotion or Removal involving a material diminution in the Executive’s authority, duties, or responsibilities or in those of the individual to whom the Executive is required to report; or
(b)The Executive’s Annual Base Salary is materially reduced (which for this purpose shall be deemed to occur if the reduction is 5% or greater); or
(c)The Executive’s opportunity for incentive compensation is materially reduced from the level of the Executive’s opportunity for incentive compensation as in effect immediately before the date of the Change of Control or from time to time thereafter (which for this purpose shall be deemed to occur if the reduction is equivalent to a 5% or greater reduction in the Executive’s Annual Base Salary); or
(d)The Executive is excluded (other than by the Executive’s volitional action(s)) from full participation in any benefit plan or arrangement maintained for senior executives of Invacare generally, and such exclusion materially reduces the benefits provided to the Executive; or
(e)The Executive’s principal place of employment for Invacare is relocated a material distance (which for this purpose shall be deemed to be more than 35 miles) from One Invacare Way, Elyria, Ohio; or
(f)Any other action or inaction that constitutes a material breach by Invacare of this Agreement or any other agreement under which the Executive provides the Executive’s services to Invacare.
10.14Post-CIC Entity. “Post-CIC Entity” means any entity (or any successor or parent entity) that effects a Change of Control pursuant to Section 10.7.
10.15Prime Plus One. “Prime Plus One” means the prime rate of interest, as reported by the Wall Street Journal or its successors, plus 1%.
10.16Target Bonus. “Target Bonus” means the Executive’s Annual Base Salary multiplied by the higher of (a) the target bonus percentage in effect for the Executive under Invacare’s bonus plan during the fiscal year immediately preceding the Effective Date or the fiscal year in which the Change of Control occurs, or (b) the target bonus percentage in effect for the Executive under Invacare’s bonus plan during the fiscal year in which the Effective Date or the Change of Control occurs.
10.17Termination Date. “Termination Date” means the date on which (and related terms, such as “termination of employment” and “terminate employment” mean a situation in which) the Executive incurs a separation from service with Invacare and all of its Affiliates within the meaning of Code Section 409A. A separation from service under Code Section 409A includes a quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government, at the point that such leave exceeds the greater of (a) six months, (b) the period for which the Participant’s right to reemployment is provided either by statute or by contract, or (c) in the case of sick leave, 29 months, if the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, and such injury or sickness renders the Executive unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment). A separation from service under Code Section 409A also occurs upon a permanent decrease in service to a level that is no more than 20% of its prior level. For this purpose, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).
10.18Voluntary Resignation. A “Voluntary Resignation” shall have occurred if the Executive terminates the Executive’s employment with Invacare by voluntarily resigning at the Executive’s own instance without having been requested to so resign by Invacare, except that any resignation by the Executive will not be deemed to be a Voluntary Resignation if, at the time of that resignation, the Executive had Good Reason to resign, which had not been waived in writing by the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
INVACARE HOLDINGS CORPORATION
(“New Holdings”)
By /s/ Geoffrey P. Purtill
Name: Geoffrey P. Purtill
Title: President and Chief Executive Officer

INVACARE CORPORATION
(“IVC”)
By /s/ Geoffrey P. Purtill
Name: Geoffrey P. Purtill Title: President and Chief Executive Officer
/s/ Anthony C. LaPlaca
ANTHONY C. LAPLACA
(the “Executive”)

Exhibit A
DESIGNATION OF BENEFICIARY
To:     Invacare Holdings Corporation
Attn: Secretary or Chief Human Resources Officer
I, the undersigned, Anthony LaPlaca, am a party to a certain Agreement with Invacare Holdings Corporation, a Delaware corporation, and Invacare Corporation, an Ohio Corporation, dated as of May 5, 2023 (the “Agreement”). Pursuant to the agreement, I have the right to designate a person or persons to receive, in the event of my death, any amounts that might become payable to me under the Agreement. I hereby exercise this right and direct that, upon my death, any amounts payable to me under the Agreement shall be distributed in the proportions set forth below to the following person(s) if he, she or they survive me, namely:

Beneficiary	Relationship	Percent Share

If none of the above-designated person (s) survives me, any amounts payable under the Agreement shall be distributed to ___________________________________.
Any and all previous designations of beneficiary made by me are hereby revoked, and I hereby reserve the right to revoke this designation of beneficiary.
Date:

    (Signature)

    (Print name)

Exhibit B
RELEASE AND WAIVER OF CLAIMS
THIS RELEASE AND WAIVER OF CLAIMS (“Release”), is made and entered into by and between Invacare Holdings Corporation (“the Company”) and _________________________ (“Executive”) with an Effective Date as described below.
W I T N E S S E T H:
WHEREAS, Executive has entered into that certain Amended and Restated Change of Control Severance Agreement with the Company, dated ________ __, [20__] (the “Change of Control Agreement”); and
WHEREAS, pursuant to the terms of the Change of Control Agreement, Executive is eligible to receive severance payments and the accelerated vesting of equity awards and retirement benefits (collectively, the “Severance Benefits”) upon a termination of Executive’s employment under certain conditions; and
WHEREAS, pursuant to the terms of the Change of Control Agreement, in order for Executive to receive any of the Severance Benefits under the Change of Control Agreement, Executive must execute and deliver this Release and not revoke any release or waiver of claims provided herein.
[INSERT SIMILAR WHEREAS CLAUSE IF EXECUTIVE IS ENTITLED TO OTHER SEVERANCE PAYMENTS OR BENEFITS UNDER AN AGREEMENT OUTSIDE OF THE CHANGE OF CONTROL AGREEMENT THAT REQUIRES A RELEASE OF CLAIMS.]
NOW, THEREFORE, in consideration of, and subject to, the Severance Benefits payable to Executive pursuant to the Change of Control Agreement [and LIST ANY OTHER APPLICABLE AGREEMENT], the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    Executive’s Release. In consideration of the promises and agreements set forth in the Change of Control Agreement, Executive does hereby for himself or herself and for his or her heirs, executors, successors and assigns, release and forever discharge the Company, its parents, subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, “the Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, and any claims for emotional distress, degradation or humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive’s employment and termination from employment that have occurred prior to and including the Effective Date of this Release, except those matters specifically set forth herein and except for (i) any pension or retirement benefits that may have vested on Executive’s behalf and (ii) any claim Executive may have with respect to the Severance Benefits or the Change of Control Agreement.
2.    Executives Who Are Age Forty and Above. The following provisions of this Section 2 apply only if Executive is age forty (40) or above as of the Effective Date:
(a)    Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Release, he/she shall be releasing the Company Entities from any claims that he/she now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Release. In other words, Executive will have none of the legal rights against the aforementioned that he/she would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his/her signing this Release.
(b)    Consideration Period. The Company hereby notifies Executive of his or her right to consult with his or her chosen legal counsel before signing this Release. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days [CHANGE TO 45 DAYS THROUGHOUT DOCUMENT IF PART OF A GROUP] in which to consider this Release to ensure that Executive’s execution of this Release is knowing and voluntary. In signing below, Executive expressly acknowledges that he or she has been afforded the opportunity to take at least [twenty-one (21)] days to consider this Release and that his or her execution of same is with full knowledge of the consequences thereof and is of his or her own free will.
Notwithstanding the fact that the Company has allowed Executive [twenty-one (21)] days to consider this Release, Executive may elect to execute this Release prior to the end of such [21]-day period. If Executive elects to execute this Release prior to the end of such [21]-day period, then by his or her signature below, Executive represents that his or her decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Release prior to end of such [21]-day consideration period.
(c)    Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Release, Executive may revoke this Release by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to [_________], One Invacare Way, Elyria, Ohio 44036 delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Release, each party will receive only those entitlements and/or benefits that she/it would have received regardless of this Release.

3.    Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Release, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Release, other than as specifically set forth herein and that Executive is fully competent to enter into this Release and has not been pressured, coerced or otherwise unduly influenced to enter into this Release and that Executive has voluntarily entered into this Release of Executive’s own free will.
4.    Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Release, no claim, demand, cause of action, or obligation that is subject to this Release has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Release.
5.    Invalidity. The parties to this Release agree that the invalidity or unenforceability of any one (1) provision or part of this Release shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.
6.    No Assignment. This Release is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to Executive’s estate in the event of his or her death prior to her receipt thereof.
7.    Governing Law. This Release shall be governed under the laws of the State of Ohio.
8.    Effective Date. This Release shall become effective upon execution of this Release by Executive; provided, however, that, if Executive is age forty (40) or above, this Release shall become effective only upon (a) execution of this Release by Executive after the expiration of the [twenty-one (21)] day consideration period described in Section 2(b) of this Release, unless such consideration period is voluntarily shortened as provided by law; and (b) the expiration of the seven (7) day period for revocation of this Release by Executive described in Section 2(c) of this Release.

NOTICE TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO AND INCLUDING THE DATE OF EXECUTIVE’S EXECUTION OF THIS AGREEMENT.
IN WITNESS WHEREOF, Executive and the Company agree as set forth above:
SIGNATURE OF EXECUTIVE
ACKNOWLEDGING DATE OF RECEIPT:

RECEIPT WITNESSED BY:

DATE OF EXECUTION BY EXECUTIVE:    AGREED TO AND ACCEPTED BY:
______________________________
    EXECUTIVE NAME
    EXECUTION WITNESSED BY:

DATE OF EXECUTION BY COMPANY:    AGREED TO AND ACCEPTED BY COMPANY
BY:
TITLE:
EXECUTION WITNESSED BY: